UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-lOl)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

GEE GROUP INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

GEE GROUP INC.

7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

NOTICE OF ADJOURNMENT, IN PART, OF 2026 ANNUAL MEETING OF SHAREHOLDERS WITH RESPECT TO THE CAPITAL INCREASE PROPOSAL ONLY

SUPPLEMENT TO THE PROXY STATEMENT

Dear Shareholders of GEE Group Inc.:

On behalf of the Board of Directors of GEE Group Inc. (the “Company”), notice is hereby given that the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”) was held on September 30, 2026, virtually at 9:30 a.m. at https://www.cstproxy.com/geegroup/2026.

The Annual Meeting was adjourned, in part, to October 8, 2026, to allow the Company to solicit additional votes with respect to an amendment to the Company’s Articles of Incorporation to increase the total number of authorized shares of Common Stock of the Company from 6,666,666.6667 shares, post Reverse Stock Split, to 200,000,000 shares (the “Capital Increase”) proposal only. All other proposals were approved by the shareholders at the Annual Meeting. The polls are closed on the other proposals and the Company is soliciting additional votes with respect to the Capital Increase proposal only.

A Proxy Statement was previously filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2026, and further supplemented on September 15, 2026 (the “Proxy Statements”).

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting remains the close of business on August 10, 2026. Proxies previously submitted will remain valid and will be voted at the adjournment to the Annual Meeting, only with respect to the Capital Increase proposal. Shareholders who have not yet voted, or who wish to change their vote, with respect to the Capital Increase proposal only, are encouraged to submit their proxies promptly using the instructions contained in the Company’s Proxy Statements.

You may continue to vote your shares, with respect to the Capital Increase proposal only, using any of the methods outlined in the Proxy Statements.

This supplement does not modify, amend, supplement or otherwise affect any other matter presented for consideration in the Proxy Statements.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Derek Dewan
Derek Dewan
Chairman of the Board

Jacksonville, Florida

September 30, 2026

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